Exhibit 99.B(p)(36)

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

CODE OF ETHICS

August 8, 2011

TABLE OF CONTENTS

I.	INTRODUCTION		2
II.	WHO IS COVERED BY THIS CODE		2
III.	DEFINITION OF TERMS		3
IV.	STATEMENT OF GENERAL PRINCIPLES		5
V.	GIFTS, TRIPS, ENTERTAINMENT AND SERVICE ON BOARDS		6
VI.	RESTRICTIONS ON PERSONAL INVESTING		7
VII.	COMPLIANCE PROCEDURES		8
	A.	Pre-clearance for personal account trading	8
	B.	Reporting Requirements	8
	C.	Exceptions to Pre-Clearance and Reporting Requirements	9
	D.	Code Certifications	9
	E.	Reporting Code Violations	10
	F.	Monitoring Procedures	10
	G.	Duties of the CCO (and, if applicable, his designee)	10
VIII.	CLIENT OPPORTUNITIES		10
	A.	Law and Policy	10
	B.	Procedures	11
IX.	INSIDER TRADING		11
	A.	Law and Policy	11
	B.	Procedures	13
X.	SANCTIONS		14
XI.	MISCELLANEOUS		14

I.                                         INTRODUCTION

Legal & General Investment Management America, Inc. (“LGIMA”) is an investment adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“Advisers Act”). We intend to comply fully with all of the requirements of the Advisers Act and the rules thereunder. As an SEC registered adviser, we owe our clients fiduciary duties, including the highest duty of trust and fair dealing, and must place clients’ interests ahead of our own.

Investment adviser personnel, when making their own investment decisions, may not place their personal interests ahead of or in conflict with those of their clients. Conflicts of interest arise when certain investment adviser personnel (e.g. those with knowledge of client positions or impending client transactions) buy and sell securities for their own accounts (“personal investment activities”). LGIMA, in order to satisfy its fiduciary obligations and comply with the Advisers Act, in particular, Rule 204A-1, has adopted this Code of Ethics (“Code”).

Rule 204A-1 requires SEC registered investment advisers to adopt, maintain and enforce written codes of ethics that set forth standards of conduct and require compliance with the Advisers Act and the other federal securities laws. Our Code, as do other codes adopted under Rule 204A-1, has five core requirements:

1.               establish standards of conduct for us and our “Supervised Persons” (defined below);

2.               require Supervised Persons to comply with applicable federal securities laws;

3.               impose certain requirements on “Access Persons” (defined below) and their personal investment activities and our Chief Compliance Officer (“CCO”)(1) to review such activities;

4.               ensure that Supervised Persons receive this Code, acknowledge receipt, understand it and comply fully with it; and

5.               require Supervised Persons to report Code violations.

Our Code is established as a means reasonably designed to help ensure compliance with Rule 204A-1. The Code is not meant to inhibit responsible personal investment: it is intended to permit personal investment activities subject to reasonable restrictions designed to address conflicts of interests and to preclude any overreaching or violations of the federal securities laws.

While not a direct requirement under Rule 204A-1, our Code is extended to include requirements reasonably designed to protect and prevent the misuse of material non-public information (“inside information”). Also, it does not encompass all possible areas of potential liability under the federal securities laws, which all of us are required to observe. For instance, the federal securities laws preclude investors from trading on the basis of inside information or communicating this information in breach of a fiduciary duty. Persons covered by this Code are advised to obtain advice before engaging in any transactions other than the regular performance of their normal business duties if the transaction directly or indirectly involves them and one or more of LGIMA’s clients.

Questions about this Code should be addressed to the CCO. When in doubt, ask.

II.                                     WHO IS COVERED BY THIS CODE

A Code of Ethics applies to a registered investment adviser’s “Supervised Persons”. This term is defined in Advisers Act Section 202(a)(25) and, applied to LGIMA, includes our employees, directors and officers, other persons occupying a similar status or performing similar functions and any other persons who provide investment advice on our behalf and are subject to our supervision and control. Under Advisers Act Rule 204A-1, the personal investment activities provisions of the Code apply to “Access Persons”.

(1) Advisers Act Rule 206(4)-7 requires that we have a CCO.

To ensure consistency in our Compliance program, our Board of Directors has decided to apply the definitions of Supervised Persons and Access Persons equally to all involved with LGIMA. This means that every officer, executive director(2) and employee of LGIMA will be classified as an Access Person and also as a Supervised Person.

We engage the services of Legal & General Investment Management Limited (“LGIM”), an affiliate, to provide advice or recommendations for use by LGIMA in advising our clients, without having this affiliate register as an investment adviser under the Advisers Act. Such entities are called “Participating Affiliates”. To help ensure compliance with applicable regulatory requirements, every individual in the Participating Affiliate that is engaged in this activity will be deemed to be “Associated Persons” of LGIMA. Associated Persons are considered Access Persons under this Code unless otherwise noted. The terms and parameters by which LGIMA engages in activities with Participating Affiliates are set forth in a participating affiliate agreement (“PAA”). Aspects of “participating affiliate arrangements” and the requirements for Associated Persons and Participating Affiliates are integrated into our Compliance Manual.

The CCO will maintain a list of Access Persons, as well as a statement supporting the reason why such individual received this classification. An individual’s status will be reviewed at least annually or more frequently, when matters dictate.

III.                                 DEFINITION OF TERMS

“Access Persons” are Supervised Persons who have access to non-public information about any client’s identity, purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or who are involved in making securities recommendations to clients, or who have access to such recommendations that are not public. Unless indicated otherwise, Access Persons includes all Supervised Persons (except non-executive directors) and Associated Persons.

“Approving Officer” means the CCO or one of the CCO’s duly authorized designees.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

A security is “being considered for purchase or sale by a client” when a recommendation to purchase or sell a security has been made and/or communicated by LGIMA to a client and, with respect to the Access Person doing this, when he or she seriously considers making such a recommendation to or for a client.

“Beneficial ownership” is interpreted in accordance with Rule 16a-1(a)(2) of the Exchange Act in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, beneficial ownership by a person includes securities held by members of a person’s immediate family sharing the same household, securities held in certain trusts, and a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. A person will not be deemed to be the beneficial owner of securities held in the portfolio of a registered investment company solely by reason of his or her ownership of shares or units of such registered investment company.

(2) In accordance with procedures in the SEC release adopting Advisers Act Rule 204A-1, LGIMA opted to exclude its non-executive directors from the Code’s personal investment requirements.

“Connected Person” means a spouse, live-with partner, minor child, step-child, relative or others who reside with or are dependent on an Access Person; a company, trust or partnership, including an affiliate of a company in which an Access Person or that Connected Person is or are directly or indirectly interested in 25% or more of the equity or control more than 25% of the voting power or that is otherwise controlled by these persons; a trustee of any trust in which an Access Person or that Connected Person has a beneficial interest (excluding trustees of pension plans); an executor or administrator of any estate in which an Access Person or that Connected Person has a beneficial interest; or any person that, in the opinion of the CCO, should be a Connected Person.

“Control” is as defined in Section 202(a)(12) of the Advisers Act and in Form ADV.

“Discretion” is the ability of a person to effect a transaction in a Reportable Security.(3)

“Federal securities laws” means the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Investment Company Act of 1940 (“1940 Act”), the Advisers Act and the rules and regulations adopted by the SEC under any of these, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“IPO” means an offering of securities registered under the Securities Act where, before the IPO, the issuer of the securities did not have Exchange Act reporting requirements.

“Private Placement” means an offering that is exempt from Securities Act registration.

“Provider” means any person or entity that does, or may desire to do, business with LGIMA or its clients.

“Reportable Fund” means any investment company registered under the 1940 Act for which LGIMA is the investment adviser or whose investment adviser or principal underwriter controls LGIMA, is controlled by LGIMA or is under common control with LGIMA.

“Reportable Security” means a security as defined in Advisers Act Section 202(a)(18),(4) but excludes (a) direct obligations of the US Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds other than Reportable Funds; and (e) shares issued by unit investment trusts invested exclusively in one or more open-end funds, none of which are Reportable Funds. The CCO may designate a security as a “Reportable Security” that would otherwise fall within one of these five exceptions. For the purpose of clarity, LGIMA is designating all types of Exchange-traded Funds to be Reportable Securities.

“Request” means an advance written notice and request described in Section IV(A)(3).

(3) E.g. a person has discretion where they give an order to buy or sell a Reportable Security. A person does not have discretion over, for example, the securities underlying a mutual fund – if a person holds shares of a mutual fund, they have discretion over the shares of the fund that they actually hold, but not the securities that comprise the portfolio of the mutual fund because the actual fund manager of that has discretion over those underlying assets.

(4) “Security” in Section 202(a)(18) means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Transaction in a Reportable Security” includes any activity whether discretionary or not that impacts the holding of a Reportable Security (e.g. buy, sell, exchange, tender, stock dividend and so on).

IV.                                STATEMENT OF GENERAL PRINCIPLES

A.                                   The Code is based on the principle that SEC registered advisers owe fiduciary duties to their clients: honesty; good faith; avoidance or the proper handling of conflicts; and fair dealing. No Supervised Person shall:

1.                                       defraud any client in any manner;

2.                                       mislead any client, including by making a statement that is materially incorrect or that omits a material fact;

3.                                       engage in any act, practice or course of conduct that operates or would operate as a fraud, manipulation or deceit upon any client; or

4.                                       engage in any manipulative practice with respect to securities, including price manipulation.

B.                                     Access Persons must conduct their personal securities transactions in a way that does not violate the federal securities laws, interfere with client transactions, cause conflicts of interest or take unfair advantage of their relationship to clients.

1.                                       No Access Person shall enter into or engage in a transaction, business activity, or other relationship that may result in any financial or other conflict of interest between such person and any client.

2.                                       Personal investment activities must adhere to these general principles as well as this Code’s specific provisions. Technical compliance will not automatically insulate from scrutiny trades that show a pattern of abuse of the individual’s fiduciary duties to the clients or from liability for personal trading or other conduct that violates the federal securities laws or a fiduciary duty to clients shall conflict with the duty to place the interests of clients above and before any personal interests.

3.                                       Access Persons shall conduct personal investment activities consistent with the requirements in this Code and in such a manner as to avoid any conflict of interest or any abuse of a position of trust.

4.                                       No Access Person shall directly or indirectly take advantage of his or her position with a client. This includes, but is not limited to, the following:

a.                                       he or she shall not profit, directly or indirectly, due to his or her position with respect to such client. A person who learns about any corporate opportunity due to his or her position may not take advantage of and profit from such corporate opportunity;

b.                                      no one shall accept any special favors, benefits or preferential treatment due to the fiduciary relationship with any client, save for the usual and ordinary benefits directly provided by LGIMA; and

c.                                       no one shall release any information regarding contemplated or actual securities transactions or holdings by a client or any actual or proposed client holding changes, save in the performance of employment duties, or in connection with any official report or disclosure which makes such information public knowledge.

V.                                    GIFTS, TRIPS, ENTERTAINMENT AND SERVICE ON BOARDS

The following rules, with exceptions noted, are to be followed by all Access Persons except Associated Persons unless determined otherwise by the CCO. Associated Persons are directed to the compliance procedures for their employer (the Participating Affiliate) with respect to these matters.

A.                                   All Supervised Persons have an obligation to avoid situations in which a conflict of interest is present and must act in accordance with the appropriate resolution procedures. You must address conflicts according to the resolution procedures in our Compliance Manual, including a prompt report to the CCO, and seek clarification when warranted. Acceptance of gifts, service, trips, entertainment and other items of value and participation in personal or unrelated business transactions that constitute a conflict of interest with LGIMA or its clients are prohibited.

1.                                       Gifts and Other Items. Only gifts as a courtesy may be accepted. No Access Person should offer or accept any gifts, favors, gratuities, meals or entertainment that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited. Access Persons shall obtain prior written clearance from the CCO for any gift, service, entertainment, trip or other item in excess of one hundred fifty dollars ($150) in value prior to receiving from, or giving to, a Provider.

2.                                       Transactions. Access Persons may not otherwise engage in personal or unrelated business transactions with a Provider unless they comply with sub-paragraph 3 below.

3.                                       Exceptions and Compliance. If any gift, service, entertainment, trip, other item or transaction would violate sub-paragraphs 1 or 2 above, you may submit, in advance, a Request to the Approving Officer. The Request shall contain: (a) a description of the circumstances under which an exception is requested; (b) a reasonable estimate of the value of any gift, service or item to be received (supporting documentation may be required); and (c) any other information deemed relevant to the Request or requested by the Approving Officer. In considering a Request, the Approving Officer shall take into account customary business practices, value and other relevant circumstances in considering the request, finding whether or not a conflict is present and acting upon a Request. The approval or denial of any Request shall be in writing and retained for file and audit purposes.

In accordance with Section VII of this Code, violations shall be referred to the CCO for the appropriate sanction.

B.                                     All Access Persons must disclose to the CCO if you serve on the board of directors of any company, public or non-public. Access Persons are required to disclose to the CCO the name of each board upon which they serve on an annual basis and within 10 calendars days of any new appointment, election, resignation, termination or similar change in status.

The CCO shall determine whether the board service would or would not raise conflicts or be inconsistent with the interests of our clients. The CCO, at a minimum, shall establish appropriate “Chinese Walls” or, if required, other procedures to isolate the person serving on the board from those making investment decisions as to securities of any such company. The CCO may determine that no procedures can adequately eliminate the conflicts and may require the Access Person to resign from a board.

VI.                                RESTRICTIONS ON PERSONAL INVESTING

These apply to all Access Persons.

A.                                   Personal account trading in U.S. dollar denominated Reportable Securities, except for equities, tax-exempt municipal bonds, options and futures, is prohibited.(5) Exceptions to this prohibition will only be made in cases where an Access Person wishes to sell positions that are already part of a personal account. These sales require written pre-clearance as per the pre-clearance procedures described in section VII (A). In addition to any corrective action or sanction that may be deemed appropriate, any profits realized on prohibited trades will be disgorged.

B.                                     No one shall buy or sell, directly or indirectly, a security in which he or she has, or by reason of such transaction acquires, any beneficial ownership (i) within seven (7) calendar days before and after LGIMA has engaged in a transaction in the same or equivalent security for a client and/or (ii) when he or she knows or should have known at the time they acquired the Reportable Security that the same or equivalent security is being considered for purchase or sale by a client or is the subject of a recommendation or an order being worked. Equities and bonds issued by the same issuer are not considered equivalent securities. However, LGIMA reserves the right to impose restrictions on the ability to buy or sell the securities of an issuer that any analyst covers e.g. if a person covers fixed income securities he or she would be restricted from buying the equity securities of such companies, but not so restricted in the equity securities of a company not covered by him or her. In addition to any corrective action or sanction that may be deemed appropriate, any profits realized on trades within the prescribed periods will be disgorged.

C.                                     No one shall acquire directly or indirectly beneficial ownership in securities pursuant to an IPO or Private Placement.

D.                                    No one shall buy or sell, directly or indirectly, in any security subject to restriction on trading issued by the CCO under LGIMA’s insider trading policies and procedures set forth in this Code.

E.                                      Short-term trading in securities of issuers in which any person is an officer, director or owner of 10% or more of a class of equity securities is prohibited by law. Short selling of allowable Reportable Securities that do not violate the clause above is not prohibited, but all such transactions will be reviewed by the CCO. LGIMA strongly discourages short-term trading by all Access Persons. Accordingly, all securities must be held for not less than 30 calendar days. The holding period of 30 calendar days is calculated on a first in, first out basis. Thus, if multiple lots are purchased, positions can be sold within 30 calendar days of the last purchase so long as position sufficient to cover the sale was purchased more than 30 calendar days prior to the sale. In case of short sells, positions can only be covered after the 30 calendar day holding period has elapsed since the short sell was executed. There are at present no restrictions on re-purchasing securities within 30 calendar days after they have been sold, but any such transactions will be reviewed by the CCO. In circumstances where an Access Person can document compelling personal reasons for engaging in a transaction that would otherwise violate 30 calendar day holding period, the Chief Compliance Officer may consider an exemption. Every request for an exemption must be submitted via Compliance11 by creating a Pre-Clearance Request. Such an

(5) “Reportable Security” means a security as defined in Advisers Act Section 202(a)(18), (5) but excludes (a) direct obligations of the US Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds other than Reportable Funds; and (e) shares issued by unit investment trusts invested exclusively in one or more open-end funds, none of which are Reportable Funds. The CCO may designate a security as a “Reportable Security” that would otherwise fall within one of the five exceptions noted herein.

exemption is wholly within the discretion of the CCO, and any request for such exemption will be evaluated on the basis of the facts of the particular situation. In circumstances where a transaction violates the 30 calendar day holding period due to an unforeseen corporate activity (such as a merger), Compliance will review and document such transactions. CCO is responsible for monitoring the trading of all Access Persons and may impose specific limits or other restrictions at any time and from time to time.

VII.                            COMPLIANCE PROCEDURES

LGIMA has adopted the following measures that apply to all Access Persons.

A.                                    Pre-Clearance for Personal Account Trading

Every individual proposing to trade an allowable Reportable Security per section VI (A) where the amount of the transaction involved is $50,000 or more must obtain prior written clearance from the CCO. Every request must be submitted via Compliance11 by creating a new Pre-clearance Request. Questions on how to navigate the system should be directed to Compliance. Compliance also ensures all Access Persons receive proper training on Compliance11. Every clearance is valid for two (2) calendar days, starting from the time the clearance was given. In determining whether to give a clearance, the CCO shall consider, among other factors:

1.                                       whether the investment opportunity should be reserved for clients;

2.                                       the information currently available and whether it impacts or would impact the proposed transaction;

3.                                       whether the opportunity is being offered to an individual by virtue of his/her position with LGIMA or LGIMA’s relationship with a client; and

4.                                       such other information as the CCO may require.

If clearance is granted, the individual must disclose the investment when he/she plays a role in any client’s subsequent investment decision regarding the same issuer. In such cases, the decision to buy or sell the securities may be subject to an independent review by authorized investment personnel with no personal interest in the issuer or another designee and, if this is done, documentation shall be maintained by the CCO.

Any clearance not filled within the two day period automatically lapses.

Records shall be maintained of all clearances and non-clearances.

B.                                    Reporting Requirements

1.                                       Initial Reports. Within 10 days of an individual becoming an Access Person, he or she must submit to the CCO a properly completed Personal Investing Accounts Report (Please request from Compliance).

2.                                       Opening and Closing Accounts, Confirmations and Periodic Statements. Every Access Person shall direct his banks or broker(s) to give the CCO on a timely basis duplicate copies of confirmations of all securities transactions and copies of all periodic statements for all securities accounts involving Reportable Securities in which the Access Person or Connected Person acquires or foregoes direct or indirect beneficial ownership. Every Access Person shall notify the CCO in writing of the opening or closing of any of their accounts of the accounts of a Connected Person.

3.                                       Quarterly Transaction Reports. Not later than 20 calendar days after the end of each quarter, the CCO will give every Access Person a list of all transactions reported during the relevant quarter. Each individual must certify in writing the correctness of such reports within 15 calendar days or provide information to ensure the CCO has correct information concerning every transaction effected during that quarter, regardless of whether pre-clearance was required.

4.                                       Annual Holdings Report. Not later than 35 calendar days after the end of each calendar year, the CCO will provide every Access Person with a list of all transactions effected in the year and a list of all currently held Reportable Securities. Each individual must certify in writing the correctness of such reports within 15 calendar days or provide information to ensure the CCO has correct information concerning every transaction effected during the year, regardless of whether pre-clearance was required.

Records shall be maintained of all clearances and non-clearances.

C.                                    Exceptions to Pre-Clearance and Reporting Requirements

You do not need obtain pre-clearance under A nor do you need to provide the reports under B with respect to the following:

1.                                       purchases or sales of securities effected in an account over which you do not have discretion or direct or indirect influence or control;

2.                                       purchases or sales of securities that are non-volitional on the part of the individual or a client (e.g., purchases through dividend reinvestment plans, transactions in corporate mergers, stock splits, tender offers);

3.                                       purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; or

4.                                       Purchases or sales that receive the prior written approval of the CCO to exempt the transaction. The CCO may grant an exemption from certain provisions of the Code, as permitted by applicable law, and after due consideration of the circumstances of the proposed transaction or activity, the conflicts it may raise, and whether it is consistent with the objectives and spirit of the Code. Exceptions are documented.

D.                                    Code Certifications

1.                                       Each new Supervised Person will be given the Code upon joining (or upon designation as an Associated Person) and will thereafter receive all amendments. Within 10 days, such person shall file an acknowledgement with the CCO that he or she has read and understands the Code and will comply fully with it (Appendix 1).

2.                                       All Supervised Persons must certify on an annual basis that they (a) have read and understood the Code, (b) recognize that they have been and will continue to be subject to the Code, (c) have complied fully with the requirements of the Code and (d) will continue to comply fully with the Code. Also, every Access Person must certify on an annual basis that he has disclosed or reported (i) all personal securities transactions required under the Code and (ii) all boards of directors upon which such person serves (Appendix 1).

E.                                      Reporting Code Violations

Access Persons are required to report promptly to the CCO any violations of the Code. Reports will be treated confidentially to the extent permitted by law and will be investigated promptly. Reports may be made anonymously. Retaliation against any person reporting a violation is prohibited and is a breach of this Code that may result in the sanctions set forth in Section VII.

F.                                      Monitoring Procedures

The CCO or other designated personnel will monitor all personal investment activities, including the reports and confirmations filed by every Supervised Person. The criteria for monitoring and testing shall remain confidential.

G.                                    Duties of the CCO (and, if applicable, his designee)

1.             Review Reports. The CCO shall review the reports submitted under Section VII (B).

2.                                       Notification of Obligations. The CCO shall update staff lists to include new Access Persons and notify them of their obligations hereunder.

3.                                       Supervision of designees. The CCO shall train his or her designee and may delegate any of his or her activities hereunder.

4.                                       The CCO shall keep a log of all Code violations and take action appropriate with the violation including, but not limited to, making a report to the Board of Directors or, if required, the SEC.

5.                                       The CCO shall prepare a report to LGIMA’S Board of Directors at least annually as to the adequacy of this Code and the effectiveness of its implementation and shall address in any such report the need (if any) for further changes or modifications to this Code or its implementation.

6.                                       The CCO shall maintain records required under Rule 204-2 under the Advisers Act for the periods required under these Rules.

VIII.                        CLIENT OPPORTUNITIES

A.                                    Law and Policy

No Access Person may cause or attempt to cause any client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or her. Sections 206(1) and 206(2) of the Advisers Act prohibit LGIMA from employing a “device, scheme or artifice” to defraud clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on clients. While these speak of fraud, they have been construed broadly by the SEC and used to regulate, by enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for clients.

Advisers Act Section 208(d) prohibits any person from doing indirectly that which cannot be done directly.

Accordingly, Access Persons may not take personal advantage of any opportunity properly belonging to LGIMA of any client. This applies to the acquisition of securities of limited availability for an Access Person’s account that would be suitable and could be purchased for the account of a client, or the disposition of securities from an Access Person’s account prior to selling a client position.

An Access Person may not cause or attempt to cause any client to purchase, sell, or hold any security for the purpose of creating any benefit to LGIMA’s accounts or to an Access Person’s accounts.

B.                                    Procedures

If an Access Person believes that he (or a Connected Person) stands to benefit materially from an investment decision for a client that LGIMA or the Access Person is recommending or making, that individual must disclose that interest to the CCO. The disclosure must be made before the investment decision and should be documented by the CCO. Based on the information given, the CCO will make a decision on whether or not to restrict that Access Person’s participation in the investment decision. In making this determination, the CCO will consider at least the following factors: (i) was any client legally and/or financially able to take advantage of this opportunity; (ii) whether any client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis, and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by an client.

A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the CCO.

IX.          INSIDER TRADING

A.            Law and Policy

Whether or not in the course of business, LGIMA and its Supervised Persons may obtain, whether or not voluntarily, inside information about issuers, securities or the potential effects of LGIMA’s own investment and trading in securities. LGIMA forbids any Supervised Person to trade, personally or on behalf of others, including clients and Connected Persons, while having inside information, or to communicate inside information to others. This is called “insider trading” and “tipping”, respectively. These apply to all Supervised Persons and extend to activities within and outside their duties at LGIMA.

The term “insider trading” is not defined in the federal securities laws, but in case law under Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. It is used to refer to the use of inside information to trade in securities (whether or not one is an “insider”) or to communicate, or tip, inside information to others.

The law concerning insider trading is dynamic and the SEC brings cases on a regular basis. The law prohibits:

1.                                       trading or tipping by an insider while in possession of inside information;

2.                                       trading or tipping by a non-insider while in possession of inside information, where the information was disclosed to the non-insider in breach of a duty to keep it confidential or was misappropriated;

3.                                       communicating inside information to others; or

4.                                       trading ahead of research or recommendations prepared by LGIMA.

Concerns about the misuse of inside information by LGIMA or Supervised Persons may arise primarily in two ways.

First, LGIMA may come into possession of inside information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that LGIMA has inside information about an issuer, investments in that issuer on behalf of clients and by LGIMA personnel, in any securities of the issuer, will be prohibited.

Second, LGIMA as an investment adviser has inside information in relation to its own business. The SEC has stated that the term “inside information” may include information about an investment adviser’s recommendations and client securities holding and transactions. It is the policy of LGIMA that all such information is to be kept in strict confidence by those who receive it, and may be divulged only within LGIMA and to those who have an established need for it in connection with the performance of services to clients. Despite this, some trades in which LGIMA has invested for clients may be permitted because the fact that LGIMA has made such investments may not be viewed as material (e.g. trades in highly liquid securities with large market caps). The personal trading procedures in this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An employee of LGIMA, for example, could become a temporary insider to a company because of LGIMA’s and/or employee’s relationship to the company (e.g. by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

It may also be the case that a Connected Person of a Supervised Person may have inside information and be deemed to be an insider; accordingly, the Supervised Person might be deemed to be an insider. One must be cautious in such situations in order to avoid liability for tipping or misappropriating inside information.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. It “alters the total mix of information available”. Such information includes, but is not limited to: dividend changes, earnings, estimates, changes in previously released earnings and estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default, knowledge of an impending change in a rating by a rating agency and/or extraordinary management developments.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to a fact to show that the information is generally public. For example, information in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping is giving or making available inside information to anyone who might be expected to trade while in possession of that information. A Supervised Person may become a “tippee” by acquiring inside information from a tipper, which would then require the Supervised Person to follow the procedures below for reporting and limiting use of the information.

Penalties. Penalties for trading on or communicating inside information are severe, for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person may be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

B.                                    Procedures

Identification and Prevention of Insider Information. If a Supervised Person believes that he or she has information that is material and non-public, or has questions as to whether information is material and non-public, he or she must:

•                  report the matter immediately to the CCO, who shall document the matter;

•                  refrain from buying or selling the securities on behalf of himself or others;

•                  refrain from communicating the information inside or outside LGIMA other than to the CCO.

Watch List. If the CCO determines a Supervised Person has inside information, he will record that information on a list internal to Compliance (“Watch List”) and take steps to ensure that the individual(s) that has inside information understands that he shall refrain from any activity — trading or tipping. The CCO will take steps to monitor the activities of all other Supervised Persons that do not have the inside information while they engage in activities normal to the business. All decisions about whether to add or delete a security to the Watch List or amend an entry shall be made by the CCO. Monitoring, as well as any restrictions on such securities (these may extend to options, rights and warrants relating to such securities) will be implemented by the CCO.

Restricted List. When a security is restricted (there is no inside information but it becomes necessary to restrict dealings in that security) the CCO will place it on the Restricted List. All activity in such security shall cease, unless approved in writing by the CCO. A security shall be removed from the Restricted List if the CCO determines that no insider trading issues remain with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Inside Information. Care should be taken so that such information is secure. For example, files containing inside information should be sealed, access to computer files containing inside information should be restricted, and relevant conversations should take place behind closed doors.

Detecting Insider Trading. To detect insider trading, the CCO will, among other things, review the trading activity reports of client accounts and Supervised Persons. It is also the responsibility of each Supervised Person to notify the CCO of any potential insider trading issues. The CCO will investigate any instance of possible insider trading and fully document the results of any such investigation. An investigation record should include at least: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

X.                                    SANCTIONS

Upon discovering a violation of this Code, LGIMA may impose such sanctions as it deems appropriate, including, among other things, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, suspension, termination of employment, or criminal referral of the violator.

XI.                                MISCELLANEOUS

A.                                   All reports, internal reporting of violations and any other information filed with LGIMA pursuant to this Code shall be treated as confidential.

B.                                     LGIMA may from time to time adopt such interpretations of this Code, as it deems appropriate.

EFFECTIVE DATE: AUGUST 8, 2011

APPENDIX 1

ACKNOWLEDGMENT

To:          Legal & General Investment Management America, Inc.

I,                                                , confirm that I have received, read and understand the Code of Ethics (“Code”) of LGIMA.

1.             I confirm that I am an “Access Person” as this term is defined in the Code.

2.             I hereby confirm that the following person(s) is/are “Connected Persons” as this term is defined in the Code:

3.             I hereby confirm that I serve on the board of directors of the following company(ies):

4.             I will notify LGIMA within 10 calendar days if there is any change in my status or that of any Connected Person.

5.                                       I understand the duties I owe to LGIMA about keeping confidential information received by me in the course of my employment/term as an officer, employee or executive director, my responsibilities with respect to the proper treatment of inside information and my obligations as regards dealing for my account and for the Connected Persons named above.

6.                                       I [continue to] undertake to comply with the requirements as set out in the Code, now in force or as amended from time to time, and in any notice or information that you send me. [I have been in compliance with the Code during the previous year.]

7.                                       These undertakings form part of my contract with LGIMA as an employee, officer or executive director and that any breach of any of these will entitle you, amongst other matters, to take such action as you may consider reasonable and appropriate.

By:
Name:
Date:

Chief Compliance Officer

Received:	Date: